Buildings Sale Agreement

[English Translation]

Agreement No.: HBOP2013-RS

Seller:	Hebei Baoding Orient Paper Milling Co., Ltd.
(herein after referred to as Party A)
Buyer:	Hebei Fangsheng Real Estate Development Co., Ltd.
(herein after referred to as Party B)

Party A and Party B entered into the Agreement by mutual negotiation to sell and purchase Buildings. Both Parties shall voluntarily execute this Agreement according to the terms and conditions set forth below.

Section 1 The Basic Condition of the Buildings

1.	Location of the Buildings: South of Juli Road (formerly Xinxing Road)(No.008768)
Construction area of the Buildings is 9,326.95 square meters, details are as follows:
Office Building: 3,776.47 square meters;
North Workshop: 1,247.43 square meters;
Middle Workshop: 1,208.75 square meters;
South Workshop: 2,417.50 square meters;
Workshop Bungalow: 676.80 square meters;
2.	Location of the Buildings: South of Juli Road (formerly as Xinxing Road) (No.008814)
Construction area of the Buildings is 684.77 square meters, details are as follows:
Guard Room: 85.62 square meters;
Garage: 154.44 square meters;
Sales Department: 133.4 square meters;
Boiler Room: 231.25 square meters；
Pump Room: 20.21 square meters;
Electricity Distribution Room: 59.85 square meters.
3.	Location of the Buildings (Three Dormitories): South of Juli Road
Construction area of three dormitories is 17,494.66 square meters, including 132 suites of apartment units and 152 storage rooms.
Total construction cost is RMB 26,498,307.00.

Section 2 Construction Area of Buildings to be Sold

Party A sells the ownership of above Buildings to Party B with a total area of 27,195.07 square meters, excluding the above mentioned boiler room, pump room and electricity distribution room, which is still owned by Party A.

Section 3 Rights Condition

Party A confirms that it legally owns the Buildings to transfer under this Agreement, and there are no property defects of collateral, seizure and any third party’s claim, etc.

Section 4 Sale Price
Both Party A and Party B agree that sale price is set forth below:

1. Appraisal result for Buildings listed in Section 1-1 and Section 1-2 in this Agreement according to Party A’s designated appraisal company is RMB 2,680,800.00. The appraisal result is based on the fair market value in open market condition and an assumption that the Buildings will be forced to be demolished in 7 years and only have value from the continued original use before demolition. Party B agree to purchase the Buildings at a premium price, and the negotiated price by both Parties to sell and purchase the Buildings is RMB 7,099,000.00;

2. Sale price of Buildings listed in Section 1-3 for three dormitories is equal to their total construction cost, which is RMB 26,498,307.00, therefore;

3. Total sale price is RMB 33,597,307.00 (SAY RMB THIRTY THREE MILLION FIVE HUNDRED AND NINETY SEVEN THOUSAND THREE HUNDRED AND SEVEN YUAN ONLY).

Section 5 Payment Term

Party B shall pay the entire sale price under this Agreement to Party A within Thirty working days after this Agreement takes effect. The amount of RMB 7,099,000.00 that was prepaid by Party B is treated as a security deposit for this transaction, and the remaining balance need to be paid is RMB 26,498,307.00.

Section 6 Tax
1. For the Buildings sale of Section 1-1 and Section 1-2, Party A and Party B shall bear each party’s own share of tax fees charged by authorities and agencies designated by government in the procedure of sale and entitlement according to relative laws and regulations;

2. For the Buildings sale of Section 1-3, both parties agree that Party B shall pay in advance all tax fees of Part A and Party B charged by authorities and agencies designated by government in the procedure of sale and entitlement. When Party B sells the dormitories to Party A’s qualified employees according to the provisions of Section 8-1, Party B shall apportion all paid taxes and unpaid taxes to the sale price of the dormitories so that all taxes are borne by the qualified employees.

Section 7 Representations and Warranties

Party A warrants that:

1. Party A has the right to sell the Buildings in this Agreement, and has the full capability to sign this Agreement with Party B. In the case where disputes arises over the ownership of the Buildings sold, Party A shall be held responsible for damages and losses;

2. At the time the Agreement is signed, no court, arbitration institution, administrative agency or regulatory body has made any judgment, verdict or specific administrative actions that has material adverse effect on Party A to perform the Agreement;

3. Party A confirms and warrants that no collateral, creditor’s right or financial obligation is attached to the Buildings; that there is no third party recourse on the Buildings before Party B obtains the Buildings;

4. All required internal authorization procedures for Party A to sign this Agreement have been completed; and the signer of this Agreement is Party A’s legal representative or authorized representative. This Agreement is legally binding on both Parties once taking effect.

Party B warrants that:

1. Party B has the right to sign and the capability to perform this Agreement;

2. At the time the Agreement is signed, no court, arbitration institution, administrative agency or regulatory body has made any judgment, verdict or specific administrative actions that have material adverse effect on Party B to perform the Agreement;

3. All required internal authorization procedures for Party B to sign this Agreement have been completed; and the signer of this Agreement is Party B’s legal representative or authorized representative. This Agreement is legally binding on both parties once taking effect.

Section 8 Party B’s Commitment
1. Party B promise that all three dormitories with a total of 132 suites of apartment units and

152 storage rooms (total construction area of 17,494.66 square meters) shall be sold to the designated qualified employees of Party A within 60 working days after Party B pays off all sale price and obtain the property certificate. The sale price to the employees shall equal to the sum of the original construction cost and all of the paid and unpaid taxes made by Party B. Party B shall also assist to deal with the registration of property ownership certificate for employees. Related taxes and fees for property certificate shall by borne by the employees. Party B shall not gain any profits during the sale of dormitories. Party A has the right to supervise and inspect Party B’s sale process and review the relevant sale documents;

2. To ensure Party A’s normal operation in the near future, after Party B pays off all sale price and obtain relevant property ownership certificate Party B agrees to lease back the sold Buildings listed in Section 1-1 and 1-2 in this Agreement to Party A with a 3-year tentative lease term, with a rent of RMB 1,000,000 per year. Party A shall pay all rent for the actual number of days of leasing for the current year before December 31 of every year. When the leasing term expires, both parties could negotiate to extent the terms if necessary. However, Party A shall make the best effort to finish the facilities relocation within the first 3-year leasing term and relocate as early as possible.

Section 9 Responsibility for Breach
1. After this Agreement takes effect, if Party B unilaterally terminates this Agreement, Party B shall compensate Party A for its economic losses for an amount equal to 10% of the sale price;

2. If Party B delays the payment of the transfer price to Party A, Party B should pay liquidated damages at the rate of 0.05% of the delinquent amount per day to Party A. If the delinquency lasts over thirty working days, Party A is entitled to terminate this Agreement; and Party B shall compensate Party A for its economic losses for an amount equal to 10% of the transfer price;

3. It shall be deemed a unilateral breach of the Agreement by Party A if any third party asserts any rights to the Buildings referred to in this Agreement due to Party A’s concealing of facts, or for any other reason caused by Party A, resulting in non-performance of this Agreement. Party A should refund all of Party B’s deposit and payment of sale price plus interests to Party B pursuant to the prevailing bank loan interest rate.

Section 10 Confidential Clause
Party A and Party B both warrant to keep confidential the other Party’s non-public documents and information obtained from the discussion, signing and performing this Agreement (including business secrets, cooperation plans, operational activities, financial information, technical intelligence, operational information and other business secrets). Each Party must not disclose all or part of the non-public documents and information to any third party without permission of the other which provided the documents and information unless otherwise regulated by the law or regulation or agreed by the two Parties.

Section 11 Modification of Agreement
If any unforeseeable circumstances happens during the performance period of this Agreement that forces either Party to modify this Agreement, the Party requesting modification shall inform the other Party in writing immediately. After the request is accepted by the other Party, the two Parties shall sign the written modification agreement within a time limit. The modification agreement shall become an integral part of this Agreement. Neither Party has the right to modify the Agreement unless written document is signed by the two Parties; otherwise, the Party acting unilaterally to change the provisions of the Agreement shall bear the responsibility of economic losses to the other Party.

Section 12 Assignment of Agreement
Unless otherwise provided in the Agreement or agreed upon after negotiation by both Parties, neither Party shall assign any rights and obligations of both parties provided in this Agreement to a third party without the other Party’s written consent. Any assignment shall be invalid without the other Party’s written consent.

Section 13 Settlement of Disputes
Any disputes arisen in the process of Agreement implementation shall be resolved through negotiation by both Parties. Disputes may also be mediated by relevant resolution organizations; or if negotiation or mediated fail, by filing a lawsuit in the PRC People’s Court.

Section 14 Force Majeure
1. If any Party of the Agreement fails to perform all or part of its obligations under this

Agreement due to the influence of force majeure event, the implementation of the obligations should be suspended when the force majeure event impedes its implementation;

2. The Party who claimed to have been influenced by force majeure event shall inform the other Party the occurrence of the force majeure event promptly in writing, and provide appropriate evidence of the force majeure event and its duration and the written information within 5 days after the occurrence of the force majeure event regarding its inability to perform the Agreement or delay of implementation to the other Party. The Party claiming that performance is impossible or impractical due to the force majeure event has the responsibility to make every reasonable effort to eliminate or mitigate the influence of the force majeure event;

3. When a force majeure event happens, both parties should immediately decide on how to implement this Agreement through friendly negotiation. After the termination or elimination of the force majeure event or its influence, both Parties should immediately resume the implementation of the obligation under the Sections of this Agreement. If the force majeure event and its influence cannot be terminated or eliminated and results in any Party of the Agreement losing the ability to continue to perform the Agreement, then both parties may negotiate to terminate the Agreement or temporarily delay the implementation of the Agreement, and the Party who encounters the force majeure needs not bear responsibilities for the termination or delay. However, if force majeure happens after a delay of implementation, the Party causing the delay cannot be exempted from liability;

4. “Force Majeure” referred to in this Agreement means any event, which cannot be reasonably controlled by the influenced Party, is unable to be predicted or unable to avoid and overcome even if predicable, and occurs after the date of signing the Agreement, which makes the Party impossible or impractical to objectively perform this Agreement in whole or in part. The events include, but not limited to, natural disasters such as flood, fire, drought, typhoon, earthquake, and social events, such as war, riot and strike, as well as government act or legal provisions, etc.

Section 15 Interpretation of Agreement
For the matters not covered or undefined in this Agreement, both Parties can make reasonable interpretation to the Agreement according to common sense understandings based on the general principle, purpose, common transaction practices and contents of related sections. This interpretation is binding, unless the interpretation is inconsistent with laws or this Agreement.

Section 16 Supplements and Exhibits
Matters not covered in the Agreement shall be implemented according to relevant laws and regulations. For the matters not specified by laws and regulations, Party A and Party B may agree on a written supplementary Agreement. Exhibits and supplementary Agreement of this Agreement are the indivisible parts of this Agreement, and have the same legal effect with the Agreement.

Section 17 Validity of Agreement
1. This Agreement shall take effect on the date of signing by both Parties’ legal representative or its authorized representative and stamping with official seals or agreement seals, and substitutes any former agreement for same Buildings sale(if any).

2. This original Agreement is made in two copies. Each party holds one copy with equal legal force.

If there is any conflict between a Chinese language provision and the corresponding English language provision in this Agreement, the Chinese language provision will prevail.

Seller (seal):/chop/Hebei Baoding Orient Paper Milling Co., Ltd.

Legal representative:

Authorized representative: /s/Dahong Zhou

Date: August 9, 2013

Buyer (seal): /chop/Hebei Fangsheng Real Estate Development Co., Ltd.

Legal Representative: /s/Zhenyong Liu
Authorized representative:

Date: August 9, 2013

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